EXHIBIT 5.1

[Orrick, Herrington & Sutcliffe LLP Letterhead]

October 14, 2011

Fixed Income Client Solutions LLC
214 N. Tryon Street
Charlotte, North Carolina 28202

Re:	Fixed Income Trust For Goldman Sachs Subordinated Notes, Series 2011-1

Ladies and Gentlemen:

We have acted as special counsel for Fixed Income Client Solutions LLC (the “Depositor”) and are rendering this letter in connection with the offer and sale by the Depositor to the several underwriters named in the Underwriting Agreement, dated as of September 30, 2011, among U.S. Bancorp Investments, Inc. (as co-representative of the underwriters named in Schedule I to the Underwriting Agreement, “USBI”), RBC Capital Markets, LLC (as co-representative of the underwriters named in Schedule I to the Underwriting Agreement, “RBC” and together with USBI, the “Underwriters”), and the Depositor, of $25,000,000 aggregate principal amount of the 6.75% Callable Class A Certificates (the “Certificates”), issued by Fixed Income Trust For Goldman Sachs Subordinated Notes, Series 2011-1 (the “Trust”) pursuant to the Trust Agreement Supplement, dated as of October 14, 2011 (the “Series Supplement”), to the Base Trust Agreement, dated as of October 14, 2011 (the “Agreement,” and together with the Series Supplement, the “Trust Agreement”), each between the Depositor and The Bank of New York Mellon (the “Trustee”).  The Trust also is issuing call warrants relating to $25,400,000 principal amount of Underlying Securities (the “Call Warrants”).  On the Closing Date, the Depositor and The Bank of New York Mellon entered into a Warrant Agent Agreement, dated as of October 14, 2011 (the “Warrant Agent Agreement”).  Capitalized terms used herein that are not otherwise defined herein shall have the meanings assigned to such terms in the Trust Agreement.

The Certificates will evidence a proportionate undivided beneficial ownership interest in certain distributions of the Trust, the property of which will consist principally of (i) $25,400,000 aggregate principal amount of 6.75% Subordinated Notes due 2037 (the “Underlying Securities”) issued by The Goldman Sachs Group, Inc. (the “Underlying Issuer”), having the characteristics described in a prospectus dated December 5, 2006, as amended, and as supplemented by a prospectus supplement dated September 26, 2007 (collectively, the “Underlying Securities Prospectus”) and (ii) all payments on, or collections in respect of, the Underlying Securities received after October 14, 2011, together with any and all income, proceeds and payments with respect thereto.  The Certificates are included in the Registration Statement, as amended, on

Fixed Income Client Solutions LLC
October 14, 2011

Form S-3 (No. 333-171670) filed by the Depositor with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on March 18, 2011 (the “Registration Statement”), and were offered by the prospectus relating to the Trust and the prospectus supplement relating to the Certificates, each dated October 13, 2011 (collectively, the “Prospectus”) and filed with the Commission on October 13, 2011 pursuant to Rule 424(b) promulgated under the Securities Act.

In rendering the opinions expressed below, we have examined:  (i) the Trust Agreement; (ii) the Registration Statement; (iii) the Prospectus; (iv); the certificate of formation and the limited liability company agreement of the Depositor; (v) a good standing certificate issued by the State of Delaware with respect to the Depositor; (vi) certain resolutions adopted by the Board of Directors of the Depositor; (vii) the Certificates; (viii) the Call Warrants; (ix) the Warrant Agent Agreement; and (x) the Underwriting Agreement.  We have also examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed.  In such examination we have assumed the following:  (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) the Trustee has complied with all material provisions of the Trust Agreement; and (e) the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions.

Based on such examination and the assumptions set forth herein, we are of the opinion that the Trust Agreement creates a valid trust under the laws of the State of New York.  Assuming that the Certificates and the Call Warrants have been duly executed, authenticated and delivered in accordance with the Trust Agreement, when such Certificates and Call Warrants are paid for as contemplated by the Prospectus and the Trust Agreement, as applicable, the Certificates and the Call Warrants will be legally issued, fully paid and non-assessable, and the holders of the Certificates will be entitled to the benefits of the Trust Agreement, except as enforcement thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally; (ii) general principles of equity including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law; (iii) the unenforceability under certain circumstances of provisions imposing penalties, forfeiture, late payment charges, or an increase in interest rate upon delinquency in payment or the occurrence of any event of default; and (iv) rights to indemnification or contribution which may be limited by applicable law and equitable principles or otherwise unenforceable as against public policy.

Fixed Income Client Solutions LLC
October 14, 2011

We express no opinions as to matters of law other than the law of the State of New York and the federal law of the United States of America.

In addition, we express no opinion as to whether a federal court of the United States of America or a state court outside the State of New York would give effect to the choice of New York law provided for in the Trust Agreement, the Certificates and the Call Warrants.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K for incorporation into the Registration Statement and to the use of our name wherever appearing in the Prospectus. In giving such consent we do not consider that we are “experts,” within the meaning of the term as used in the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP